ARTICLES OF AMENDMENT
TO
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
NUVEEN INVESTMENT FUNDS, INC.

       The undersigned officer of Nuveen Investment Funds, Inc. (the Corporation ), a Maryland corporation, hereby certifies that the following amendments to the Corporations Amended and Restated Articles of Incorporation have been advised by the Corporations Board of Directors and approved by the Corporations stockholders in the manner required by the Maryland General Corporation Law, such amendment to become effective October 29, 2013 at the Effective Time referred to below:

WHEREAS, the Corporation is registered as an open-end management investment company (i.e., a mutual fund) under the Investment Company Act of 1940 and offers its shares to the public in several classes (i.e., series), each of which represents a separate and distinct portfolio of assets;

WHEREAS, it is desirable and in the best interests of the holders of the Class HHH shares of the Corporation
(also known as  Nuveen Quantitative Enhanced Core
Equity Fund ) that the assets belonging to such class be transferred to Nuveen Symphony Low Volatility Equity
Fund, a series of Nuveen Investment Trust II, a
Massachusetts business trust (the Trust ), in exchange for Class A, Class C and Class I shares of beneficial interest in Nuveen Symphony Low Volatility Equity
Fund, which are to be delivered to former Nuveen
Quantitative Enhanced Core Equity Fund holders;

WHEREAS, Nuveen Quantitative Enhanced Core
Equity Fund and Nuveen Symphony Low Volatility
Equity Fund have entered into an Agreement and Plan of Reorganization providing for the foregoing transactions;
and

WHEREAS, in order to bind all holders of shares of Nuveen Quantitative Enhanced Core Equity Fund to the foregoing transactions and as set forth in the Agreement and Plan of Reorganization, and in particular to bind such holders to the exchange of their shares of Nuveen
Quantitative Enhanced Core Equity Fund for Class A,
Class C and Class I shares of beneficial interest in Nuveen Symphony Low Volatility Equity Fund, it is necessary to adopt an amendment to the Corporations
Amended and Restated Articles of Incorporation.

NOW, THEREFORE, BE IT RESOLVED, that effective as of the Effective Time referred to below, the Corporations Amended and Restated Articles of
Incorporation be, and the same hereby are, amended to add the following Article IV(HH) immediately following
Article IV(GG) thereof:

       Article IV(HH).  (a) For purposes of this
Article IV(HH), the following terms shall have the following meanings:

 Acquiring Fund  means Nuveen Symphony
Low Volatility Equity Fund, a series of the Trust.

 Class A Acquiring Fund Shares  means the
Acquiring Funds Class A shares of beneficial interest.

 Class C Acquiring Fund Shares  means the
Acquiring Funds Class C shares of beneficial interest.

 Class I Acquiring Fund Shares  means the
Acquiring Funds Class I shares of beneficial interest.

 Class A Target Fund Shares  means the
Corporations Class HHH Common Shares.

 Class C Target Fund Shares  means the
Corporations Class HHH, Series 2 Common
Shares.

 Class I Target Fund Shares  means the
Corporations Class HHH, Series 4 Common
Shares.

 Closing  means the occurrence of the
transactions set forth in (b) and (c) below on the Closing Date.

 Closing Date  means October 29, 2013.

 Corporation  means this corporation.

 Effective Time means immediately after the Valuation Time on the Closing Date.

 Plan  means the Agreement and Plan of
Reorganization dated July 1, 2013 on behalf of the Acquiring Fund and the Target Fund.

 Target Fund  means the Corporations Nuveen
Quantitative Enhanced Core Equity Fund, which is represented by the Corporations Class HHH shares.

 Trust  means Nuveen Investment Trust II, a
Massachusetts business trust.

 Valuation Time means the close of regular trading on the New York Stock Exchange on the Closing Date.

       (b)	As of the Effective Time, the Target
Fund will transfer all of its assets to the Acquiring Fund,
 including, without limitation, all cash, securities, commodities, interests in futures, dividends or interest receivables owned by the Target Fund and any deferred or prepaid expenses shown as an asset on the books of the Target Fund on the Closing Date.

       (c)	As of the Effective Time, the Acquiring
Fund will: (i) deliver to the Target Fund the number of full and fractional Class A, Class C and Class I
Acquiring Fund Shares, computed in the manner set forth in (d) below; and (ii) assume all the liabilities of the Target Fund not discharged by the Target Fund, which assumed liabilities shall include all of the Target
Funds liabilities, debts, obligations, and duties of whatever kind or nature, whether absolute, accrued, contingent, or otherwise, whether or not arising in the ordinary course of business, whether or not determinable at the Closing Date, and whether or not specifically referred to in the Plan or herein.

       (d)	The number of Class A, Class C and
Class I Acquiring Fund Shares to be delivered to holders of Class A Target Fund Shares, Class C Target Fund
Shares and Class I Target Fund Shares, respectively, shall be determined as follows:

       (i)	Acquiring Fund Shares to be
issued (including fractional shares, if any) in consideration for the Target Funds net assets as described in (b) and (c) above, shall be determined with respect to Class A, Class C and Class I of the Target Fund Shares by dividing the value of the assets net of liabilities with respect to each such class of shares determined in accordance with (ii) below by the net asset value of an Acquiring Fund share of the corresponding class determined in accordance with (iii) below.

       (ii)	The value of the Target Funds
assets and liabilities shall be computed as of the Valuation Time, using the valuation procedures of the Nuveen open-end funds adopted by the Board of Directors of the Corporation or such other valuation procedures as shall be mutually agreed upon by the parties.

       (iii)	As of the Effective Time, the
Target Fund will distribute the Acquiring Fund
Shares received pursuant to (c) above to its shareholders of record with respect to each corresponding class of shares, determined as of the close of business on the Closing Date (the
 Target Fund Shareholders ), on a pro rata basis within that class. Such distribution will be accomplished with respect to Class A, Class C and Class I Target Fund Shares by the transfer of the Acquiring Fund Shares of the corresponding class then credited to the account of the Target
Fund on the books of the Acquiring Fund to open accounts on the share records of the Acquiring Fund in the names of Target Fund
Shareholders of such class. The Acquiring Fund shall not issue certificates representing
Acquiring Fund Shares in connection with such transfer. As of the Effective Time, all issued and outstanding shares of the Target Fund shall be cancelled on the books of the Target Fund and retired.

       (e)	From and after the Effective Time, the
Target Fund shares cancelled and retired pursuant to paragraph (d)(iii) above shall have the status of authorized and unissued common shares of the Corporation, without designation as to series.

       The undersigned officer of the Corporation hereby acknowledges, in the name and on behalf of the Corporation, the foregoing Articles of Amendment to be the corporate act of the Corporation and further certifies that, to the best of his or her knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.




       IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President or a Vice President and witnessed by its Secretary or an Assistant Secretary on October 18, 2013.



<c>NUVEEN INVESTMENT FUNDS, INC.
By:	/s/ Kathleen L. Prudhomme
	Kathleen L. Prudhomme
Its:	Vice President and Assistant Secretary
Witness:
	/s/ Mark Czarniecki
Assistant Secretary
















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